Exhibit 99

[1]	Limited Partners are: CWC 1980 Trusts, LBC 1980 Trusts, JCC 1980 Trusts, WMC/LLC Insurance Trusts, WMC/LLC Trust B — 2nd, William M. Cameron, WMC 2004 Family Trusts, WMC Children Minors Trusts, Lynda L. Cameron, LLC 2005 Family Trusts

[2]	The Wm. M. Cameron Trust B — 2nd and Wm. M. Cameron, Trustee of the Wm. M. Cameron Revocable Trust together own 44.8% of the non-voting common stock of North American Insurance Agency, Inc. (NAIA) and 5% of the voting common stock of NAIA, for a total of 49.8% of all of the issued and outstanding common stock of NAIA.

[3]	The Lynda L. Cameron Trust B — 2nd and Lynda L. Cameron, Trustee of the Lynda L. Cameron Revocable Trust together own 44.8% of the non-voting common stock of North American Insurance Agency, Inc. (NAIA) and 5% of the voting common stock of NAIA, for a total of 49.8% of all of the issued and outstanding common stock of NAIA.

NOTE:	Organizations that are corporations include one of the following: Corporation, Company or Inc. Organizations that are limited liability companies include one of the following: LLC or LC